Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Rodney Carter
Executive Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION PROVIDES

PRELIMINARY RESULTS FOR FISCAL 2010 THIRD QUARTER

Minneapolis, MN, December 10, 2009 — Christopher & Banks Corporation (NYSE: CBK) today announced anticipated third quarter financial results based upon preliminary figures as follows:

•                  Same-store sales for the quarter declined by 8.4% as compared to the Company’s previously discussed expectation of a decline in the low to mid-teens.

•                  The Company expects to report revenues of approximately $132 million.

•                  Gross margin exceeded the Company’s expectations and was up by approximately 500 basis points as compared to last year’s third fiscal quarter.

•                  Overall SG&A cost reductions for the third quarter were higher than anticipated.

•                  Earnings per diluted share are expected to be between $0.19 and $0.21, which assumes an anticipated effective tax rate for the third quarter of 22%.

•                  Inventory per store at the end of the third fiscal quarter (excluding E-Commerce) is expected to be down over 20% from the prior year’s third quarter.

The reduction in the anticipated effective tax rate for the third quarter is a reflection of the Company’s improved earnings performance in the third quarter and its corresponding impact on the anticipated full year earnings results. All of the above is subject to finalization of the Company’s third quarter results.

Lorna Nagler, President and Chief Executive Officer, commented, “We exceeded our internal expectations for the third quarter. Our performance reflects our ongoing efforts to enhance our merchandise assortment and deliver a strong value message at our two core businesses. Also contributing to our results was effective inventory management and SG&A cost reductions for the quarter of more than $7.0 million as compared to last year’s third quarter. While we are pleased with these preliminary results for the third quarter, which we will discuss in further detail during our earnings call on January 6, 2010, the current retail environment remains very challenging and we are managing our business accordingly.”

Outlook

In regard to the fourth quarter, the Company expects the holiday season to be very promotional.  Historically the Company’s lowest sales quarter has been the fourth quarter, given that it includes two post-holiday months (January and February). In addition, in the past several years, the Company has reported a loss for the fourth quarter. This trend is expected to continue in the fourth quarter of fiscal 2010. The Company will provide additional detail on its outlook for the fourth quarter during its third quarter earnings conference call on January 6, 2010.

Conference Call Information

Christopher & Banks will report it earnings for the third quarter of fiscal 2010 on January 6, 2010, after the close of the stock market. The Company also plans to hold a conference call to discuss its financial results at 5:00 p.m. ET/2:00 p.m. PT. A live web cast of the conference call will be available in the investor relations section of the Company’s website, www.christopherandbanks.com.

In addition, a replay of the call will be available shortly after the completion of the conference call through January 13, 2010. To access the telephone replay, participants should dial (888) 203-1112. The access code for the replay is: 9442759. A replay of the web cast will also be available following the conference call on the Company’s website.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of December 10, 2009, the Company operates 812 stores in 46 states consisting of 543 Christopher & Banks stores, 268 stores in their plus size clothing division CJ Banks and one dual-concept store. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.

Cautionary Statement about Preliminary Results and Other Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, all measures of third quarter fiscal 2010 financial results contained in this news release, including same-store sales, revenues, gross margin, SG&A cost reductions, earnings per diluted share, anticipated effective tax rate and inventory at quarter end, are preliminary and reflect our expected third quarter fiscal 2010 financial results and condition as of the date of this news release. Actual reported third quarter 2010 financial results and condition may vary from these expectations because of a number of factors. We also caution you that this news release contains additional forward-looking statements as described below. The forward-looking statements include: (i) that the current retail environment remains very challenging and that the Company will be managing its business accordingly; (ii) that the Company expects the holiday season to be very promotional; and (iii) that the recent trend of reporting a loss for the fourth fiscal quarter is likely to continue for the fourth fiscal quarter of 2010. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions and uncertainty in the financial and credit markets could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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